CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 61 to Registration Statement No. 002-85905 on Form N-1A of AIM Sector Funds (Invesco Sector Funds) (the “Registration Statement”) of our report dated May 26, 2010, relating to the financial statements and financial highlights of Morgan Stanley Small-Mid Special Value Fund (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended April 30, 2010.
We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus of Invesco Small-Mid Special Value Fund, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
New York, New York
August 25, 2010